EXHIBIT 99.1

Dermata Announces Positive Results from DMT410 Phase 1b Proof of

Concept Study for Aesthetic Skin Conditions

- Observed improvements in pore size, luminosity, brightness, and overall aesthetic appearance -

- Duration of effect lasted approximately 3 months -

- No potential distant spread of toxin observed -

SAN DIEGO, CA, November 19, 2021 -- Dermata Therapeutics, Inc. (“Dermata,” or the “Company”) (Nasdaq: DRMA), a clinical-stage biotechnology company focused on the treatment of medical and aesthetic skin conditions, today announced positive efficacy and safety data from its Phase 1b proof of concept study evaluating a single treatment of DMT410 to treat multiple aesthetic skin conditions. This data was presented at The American Society for Dermatologic Surgery 2021 Annual Meeting held today through November 21, 2021.

Dermata will be hosting a virtual investor event via live webcast later today at 4:30 pm ET. The live webcast may be accessed via the “Investors” section of Dermata’s website or by clicking the following link.

“We are excited to present the positive results from this proof of concept study of DMT410 showing our product candidate’s ability to achieve topical administration of OnabotulinumtoxinA. During the trial, we saw results across multiple aesthetic endpoints that indicate DMT410’s ability to provide targeted topical delivery of OnabotulinumtoxinA to the dermis,” stated Christopher Nardo, Ph.D., Dermata’s Senior Vice President of Development. “Patients demonstrated improvements in skin quality endpoints, such as brightness, luminosity, and reduction in pore size.  Since we did not expect OnabotuliniumtoxinA to penetrate into the muscle, we saw minimal effect on the upper facial lines typically treated with injections of OnabotulinumtoxinA. Based on these data we believe that most of the toxin remained in the dermis limiting potential distant spread of toxin and its side effects.”

DMT410 Phase 1b Aesthetic Study Design

The Phase 1b proof of concept study was an open-label, single-center study of 10 female patients receiving one treatment of DMT410, which consists of one topical application of Spongilla powder followed by one topical application of 64 units of OnabotulinumtoxinA (BOTOX®) to the upper face. Patients were observed at 4 weeks, 8 weeks, 12 weeks, and 16 weeks to collect safety and efficacy data and track duration of effect.

The endpoints of the study included reduction in pore size, improvements in the Global Aesthetic Improvement scale, improvement in luminosity and brightness, reduction in sebum production, reduction in fine lines, and reduction of glabellar, forehead, and lateral canthal lines.

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DMT410 Phase 1b Aesthetic Study Results

DMT410 showed an improvement in the following key facial aesthetic measurements:

•	Global Aesthetic Improvement (GAI) - the physician measured an improvement in patient’s overall GAI at week 4 in 70% of patients, 80% of patients at week 8, and 60% of patients at week 12. GAI is measured on a 4-point scale, with at least a 1-point reduction being a 25% improvement. The mean improvement in GAI score from baseline was 0.8 at week 8.

•	Pore size - the physician observed an improvement in pore size in 50% of patients at week 4, 60% of patients at week 8, and 50% of patients at week 12. An improvement in pore size is measured on a 4-point scale, with at least a 1-point reduction being a 25% decrease in pore size. The mean improvement in pore size from baseline was about 0.7 at week 8.

•	Luminosity - the intensity of light area reflected on the skin, improved in 50% of patients at week 4, 90% of patients at week 8, and 90% of patients at week 12. The mean improvement of luminosity from baseline, on a scale of 0 to 10 points, peaked at 1.4 points of improvement at week 12.

•	Brightness - a measurement of the combined uniformity of skin coloring and texture, improved in 30% of patients at week 4, 60% of patients at week 8, and 60% of patients at week 12. The mean improvement of brightness from baseline, on a scale of 0 to 10 points, peaked at 0.7 points of improvement at week 12.

•	Upper facial lines - a measurement of the visible improvement of a patient’s forehead, lateral canthal, and glabellar lines did not show clinically meaningful improvement. This result is consistent with the knowledge that botulinum toxin is only approved for injections into the muscle to treat these endpoints.

In terms of safety and tolerability, DMT410 was generally safe and well tolerated with no adverse events reported, no withdrawals due to treatment-related adverse events, and no potential distant spread of toxin reported.

“We believe that DMT410’s ability to achieve the topical delivery of botulinum toxin into the dermis increases the market opportunity for botulinum toxins as DMT410 would be complementary to injections of botulinum toxin into the muscles that treat forehead, lateral canthal, and glabellar lines,” commented Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “We are pleased to have been selected to present these data at the American Society for Dermatological Surgery, and we look forward to our upcoming investor webcast to further discuss our findings.”

About DMT410

DMT410 is Dermata's combination treatment regimen that uses the unique mechanical features of its Spongilla technology to facilitate the intradermal delivery of botulinum toxin by topical application rather than injection with a needle. The treatment consists of an initial topical application of Dermata's proprietary Spongilla powder to the treatment area where the spicules penetrate the stratum corneum creating microchannels into the dermis allowing for the topical application and penetration of botulinum toxin. Dermata is investigating DMT410 as a new method for topical intradermal delivery of botulinum toxin for the treatment of multiple aesthetic and medical skin conditions.

Conference Call

Dermata will host a conference call and a live webcast at 1:30 p.m. PT / 4:30 p.m. ET on November 19, 2021 to discuss the results. Individuals interested in listening to the conference call may do so by dialing (888) 506-0062 for domestic callers, or (973) 528-0011 for international callers and reference conference ID: 497530; or from the webcast link in the investor relations section of the company's website at: www.dermatarx.com. A replay of the call will be available until Friday, December 03, 2021. To access the replay, dial (877) 481-4010 or (919) 882-2331 and reference conference ID: 43543.

About Dermata

Dermata Therapeutics, Inc. is a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions. The Company's lead product candidate, DMT310, is the first product candidate being developed from its Spongilla technology platform. DMT310 is under clinical development for the treatment of acne, psoriasis, and rosacea. Dermata's second product candidate, DMT410, uses its Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of multiple aesthetic and medical skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit www.dermatarx.com.

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Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company's current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: the potential development and commercialization of product candidate DMT410 in aesthetic or medical skin conditions; the ability of the Company to find a partner with a botulinum toxin; the timing of when additional studies in DMT410 may occur, if any; the design of additional studies to be conducted; the safety and tolerability profile of DMT410; and the Company's ability to obtain funding for operations, development, and commercialization of DMT410. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contact:

Sean Proehl

Senior Director, Legal and Business Development

info@dermatarx.com

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